AGREEMENT

                   THIS AGREEMENT is entered into by and between COLONIAL DOWNS, L.P., a Virginia limited partnership ("Colonial Downs"), and VIRGINIA HARNESS HORSE ASSOCIATION ("VHHA"), a Virginia not-for-profit corporation.

                   WHEREAS, Colonial Downs and its affiliate, Stansley Racing Corp. ("SRC"), have been granted licenses by the Virginia Racing Commission (the "VRC") to own and operate (i) a pari-mutuel horse racing facility in New Kent County, Virginia (the "Racetrack"); and (ii) Satellite Wagering Facilities ("SWFs") in the cities of Chesapeake and Richmond, Virginia;

                   WHEREAS, Colonial Downs and SRC intend to apply for licenses to own and operate four (4) additional SWFs in Virginia, or such greater number as may be authorized by law;

                   WHEREAS, The VHHA is a trade association composed of owners and trainers (hereinafter the "VHHA Members") of standardbred race horses;

                   WHEREAS, The VHHA's purpose is to develop and maintain programs and other services for its members, employees and others who will engage in harness racing at Colonial Downs Racetrack;

                   WHEREAS, after having engaged in good faith negotiations, the parties hereto desire to bring about a closer and more understanding relationship among horsemen, the VHHA Members, the VHHA, Colonial Downs and the public; and

                   WHEREAS, Colonial Downs and VHHA have agreed on the allocation between Colonial Downs and VHHA of certain revenues received by Colonial Downs on pari-mutuel wagering on out-of-state standardbred horse races simulcast at the SWFs and now desire to set forth their agreement herein.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

                  1. Exclusive Representative. During the term of this Agreement, the VHHA shall be the exclusive representative of the members of its organization with respect to all matters set forth in this Agreement and any subsequent negotiations contemplated by this Agreement.

                  2. Term of Agreement. Unless modified or terminated as provided herein, this Agreement shall remain in effect until December 31, 1998, and shall be automatically renewed for successive one (1) year renewal terms; provided, however, that in the event the parties have not entered into a contract to cover live racing (the "Live Racing Agreement") for the first live race meet, this Agreement shall terminate automatically on the day prior to the scheduled opening day of the first live standardbred race meet.

                  3. Scope of Agreement. This Agreement shall be applicable to revenue generated from pari-mutuel wagering on simulcast standardbred races (other than simulcast broadcasts of live races held at the Racetrack) at all wagering facilities owned and operated by Colonial Downs in Virginia during the term of this Agreement. The parties acknowledge and agree that one of the fundamental purposes of this Agreement, and of the opening and operation of SWFs by Colonial Downs shall be to establish and fund the Standardbred Partner Account (as defined herein).

                  4. SWF Revenue Division.

                           (a) A portion of the revenue generated from
pari-mutuel wagering on simulcast standardbred races (other than simulcast broadcasts of live races held at the Racetrack) at the SWFs and the Racetrack (the "SWF Standardbred Handle") shall be devoted to funding the Standardbred Partner Account (as defined herein) and shall be paid as provided in subparagraphs 4(b) and 4(c).

                           (b) The Initial Period: February 17, 1996--December
31, 1997. With respect to the period from February 17, 1996, to December 31, 1997, ("the Initial Period"), Colonial Downs shall pay into the Standardbred Partner Account the Standardbred Legislated Percentage (as defined herein) and Five Percent (5%) of the SWF Standardbred Handle, subject to the following adjustments:

                                    (i) If the sum (the "Sum") of (A) Five
                           Percent (5%) of the SWF Standardbred Handle plus (B) the total amount of the net percentage of the pools generated by live standardbred horse racing at the Racetrack (including simulcasts thereof at Colonial Downs SWFs) which is required to be paid to the participants in the race meetings at the Racetrack (the "Standardbred Legislated Percentage") for the Initial Period is less than Two Million Five Hundred Thousand Dollars ($2,500,000), Colonial Downs shall pay into the Standardbred Partner Account the difference between Two Million Five Hundred Thousand Dollars ($2,500,000) and the Sum; provided, (1) one-half (1/2) shall be a grant from Colonial Downs to the Standardbred Partner Account; and (2) one-half (1/2) of such difference shall be regarded as a loan by Colonial Downs to the Standardbred Partner Account, bearing interest at the rate of One Percent (1%) multiplied by the number of SWFs in operation at the end of each calendar year when interest shall be calculated up to a maximum amount of Six Percent (6%) per annum, from December 31, 1997, until paid, and payable in Forty-Eight (48) equal monthly installments of interest and principal, commencing the later of January 1, 2001, or when at least Six (6) SWFs are in operation.

                                    (ii) If the Sum of (A) Five Percent (5%) of
                           the SWF Standardbred Handle plus (B) the total amount of the Standardbred Legislated Percentage for the Initial Period is greater than Two Million Five Hundred Thousand Dollars ($2,500,000), there shall be paid to Colonial Downs from the amount of said Sum exceeding Two Million Five Hundred Thousand Dollars ($2,500,000) an amount up to the sum of the (1) VHHA share (as calculated in accordance with Schedule A) of the Difference between the Applicable Owners Budgeted After-Tax Net Income and the Owners Actual After-Tax Net Income (all as defined and calculated in accordance with Schedule A hereto) and (2) the Variable Income Threshold (as defined and calculated in accordance with Schedule A hereto) (the VHHA share of the Difference between the Applicable Owners Budgeted After-Tax Net Income and the Owners Actual After-Tax Net Income and the Variable Income Threshold shall collectively be referred to as the "Threshold"). For any amount of said excess remaining in the Standardbred Partner Account after the payment to Colonial Downs of the Threshold, one-half (1/2) shall remain in the Standardbred Partner Account and one-half (1/2) shall be paid to Colonial Downs. After the foregoing calculations and payments have been made and taken into account, any remaining Owner's Actual After-Tax Income in excess of the Threshold shall be paid one-half (1/2) to the Standardbred Partner Account and one-half (1/2) to Colonial Downs.

                  (c) Second Year: January 1, 1998--December 31, 1998. With respect to the period from January 1, 1998, to December 31, 1998 (the "Second Year"), Colonial Downs shall pay to the Standardbred Partner Account Five Percent (5%) of the SWF Standardbred Handle and the Standardbred Legislated Percentage, subject to the following adjustments:

                           (i) If the Sum of (A) Five Percent (5%) of the SWF
                  Standardbred Handle plus (B) the total amount of the Standardbred Legislated Percentage for the Second Year is less than Two Million Five Hundred Thousand Dollars ($2,500,000), Colonial Downs shall pay into the Standardbred Partner Account the difference between Two Million Five Hundred Thousand Dollars ($2,500,000) and the Sum; provided, (1) one-half (1/2) shall be a grant from Colonial Downs to the Standardbred Partner Account; and (2) one-half (1/2) of such Difference shall be regarded as a loan by Colonial Downs to the Standardbred Partner Account, bearing interest at the rate of One Percent (1 %) multiplied by the number of SWFs in operation at the end of each calendar year when interest shall be calculated up to a maximum amount of Six Percent (6%) per annum, from December 31, 1998, until paid, and payable in Forty-Eight (48) equal monthly installments of interest and principal, commencing the later of January 1, 2001, or when at least Six (6) SWFs are in operation.

                           (ii) If the Sum of (A) Five Percent (5%) of the SWF
                  Standardbred Handle plus (B) the total amount of the Standardbred Legislated Percentage for the Second Year is greater than Two Million Five Hundred Thousand Dollars ($2,500,000), the amount of said Sum exceeding Two Million Five Hundred Thousand Dollars ($2,500,000) shall be shared in a ratio of Ten Percent (10%) to the Standardbred Partner Account and Ninety Percent (90%) to Colonial Downs until Colonial Downs receives an amount from the Standardbred Partner Account up to the Threshold (as calculated in accordance with Schedule A). For any amount of said excess remaining in the Standardbred Partner Account after the payment to Colonial Downs of the Threshold, one-half (1/2) shall remain in the Standardbred Partner Account and one-half (1/2) shall be paid to Colonial Downs. After the foregoing calculations and payments have been made and taken into account, any remaining Owner's Actual After-Tax Income in excess of the Threshold shall be paid one-half (1/2) to the Standardbred Partner Account and one-half (1/2) to Colonial Downs.

                  5. Live Race Meets. It is the stated intent of the parties to conduct annual live race meets at the Racetrack commencing in 1997. For the years 1997 and 1998, the parties intend to conduct live race meets of not less than Fifty (50) days of live racing in each year. The parties intend to increase the number of live race days each year so long as the integrity of the purses can be maintained. The actual length of any live standardbred race meet shall be determined by the VRC; however, the parties agree to request the VRC to permit such number of days of live racing as the parties shall agree upon, but in any event not less than Fifty (50) days of live standardbred racing at the Racetrack for 1997 and 1998, and to permit, for each year thereafter, such number of days of live racing as the parties shall agree upon; provided, if the parties are unable to agree, Colonial Downs shall submit to the VRC its requested number of days of live racing and shall also simultaneously convey to the VRC the request for days of live racing of the VHHA.

                  6.       Standardbred Partner Account.


                           a. Structure of Account. Colonial Downs will maintain
a separate bank account denominated the "Standardbred Partner Account" and all sums and amounts payable to the VHHA under this Agreement, and interest, earnings or credits generated thereon shall be deposited into that Account within Forty-Eight (48) hours (Saturdays, Sundays and national holidays excluded) after receipt by Colonial Downs. The Standardbred Partner Account as provided herein and the investment or deposit schedules for said account maintained by Colonial Downs during the term of this Agreement shall be subject to examination at any reasonable time upon at least one (1) day's notice by the President of the VHHA or the President's nominee. All withdrawals, debits or pledges of the sums deposited in or credited to the Standardbred Partner Account and all other transactions with respect to said Account shall require two (2) signatures--one on behalf of the VHHA by one of such persons as the VHHA shall authorize in writing and one on behalf of Colonial Downs by one of such persons as Colonial Downs shall authorize in writing. Colonial Downs shall take all reasonable actions necessary to protect such account from the claims of its creditors.

                           (b) Deposits into the Standardbred Partner Account.
On the date this Agreement is signed by the parties, Colonial Downs shall deposit in the Standardbred Partner Account the following: (1) an irrevocable letter of credit with a face amount equal to the sum of (x) 2.5% of the SWF Standardbred Handle from February 17, 1996, to the date of said signature (the "Initial Amount") and (y) an amount equal to interest on the Initial Amount at the rate of 6% per annum with interest calculated through the date of said signature as though said 2.5% of the daily SWF Standardbred Handle from February 17 until said date of signing had been deposited Forty-Eight (48) hours (Saturdays, Sundays, and national holidays excepted) after its receipt by Colonial Downs; and (2) a Promissory Note with a face amount equal to Two and One-Half Percent (2.5%) of the SWF Standardbred Handle from February 17, 1996, to the date of said signature, bearing interest at the rate of Six Percent (6%) per annum with interest calculated through the date of said signature as though said percentage of the daily SWF Standardbred Handle from February 17, 1996 until said date of signature had been deposited Forty-Eight (48) hours (Saturdays, Sundays and national holidays excepted) after its receipt by Colonial Downs and calculated on the face amount from the date of said signature until the Note Payment Date. In addition, Colonial Downs shall deposit in the Standardbred Partner Account said percentage of the daily SWF Standardbred Handle from the date of said signature until the Note Payment Date by depositing its Revolving Promissory Note with a balance due from time to time in an amount equal to the then total amount of said percentage from the date of signature, together with interest thereon secured by an irrevocable letter of credit issued by a commercial bank in an amount not less than the total amount of said interest and principal calculated to be outstanding thirty (30) days from the date of issuance of the letter of credit, bearing interest at the rate of Six Per Cent (6%) calculated as though the required percentage of the daily SWF Standardbred Handle had been deposited forty-eight (48) hours (Saturdays, Sundays and national holidays excepted) after its receipt by Colonial Downs. The Note Payment Date for both of said Promissory Notes shall be December 15, 1996, or at such earlier time as Colonial Downs shall certify to the VHHA in writing that satisfactory financing to enable it to complete construction of the Racetrack and up to four (4) additional SWFs has been closed.

                           (c) Guaranteed Payments to the Horsemen's Purse
Account. Upon commencement of live racing at the Racetrack, there shall be transferred from the Standardbred Partner Account to the account from which purses shall be directly paid (the "Standardbred Horsemen's Purse Account"), at the conclusion of each day of live racing at the Racetrack, an amount equal to the required standardbred purse for that day of racing. The Standardbred Purse Account shall be established and maintained as provided in the Live Racing Agreement.

                           (d) Balance of Standardbred Partner Account. Any
amounts remaining in the Standardbred Partner Account after satisfying the payment requirements of paragraph 6(c) shall be retained in the Standardbred Partner Account to the credit of the VHHA, to be applied toward the Purse for the next race meet, payment to the VHHA for services rendered to horsemen (in the amount of two percent (2%) of the net amount, after all adjustments, paid to the Standardbred Partner Account with respect to the Initial Period and all annual periods thereafter), payment of any loans made by Colonial Downs pursuant to paragraph 4 or as otherwise required by paragraph 4 of this Agreement. The mechanics for monthly withdrawals of payments to the VHHA for services rendered to horsemen shall be reflected in the banking resolutions governing the Standardbred Partner Account.

                           (e) Interest and Earnings. All interest or earnings
whatsoever on the amounts paid to the Standardbred Partner Account shall accrue solely to the benefit of the Standardbred Partner Account. All funds deposited to the Standardbred Partner Account shall be invested in an interest bearing account which provides market rates of return, or government or bank securities, and Colonial Downs shall provide all reasonable assurances of the security of the investments made.

                           (f) Accountings. Colonial Downs shall provide to the
VHHA (i) within Forty-Eight (48) hours of the close of each business day (Saturdays, Sundays and national holidays excluded) of operation, daily statistics respecting wagering on standardbred racing, and the amounts deposited in or credited to the Standardbred Partner Account, at each SWF then in operation (the "SWF Operations"); (ii) within Forty-Five (45) days of the end of each calendar quarter, a report of the SWF Operations for the previous calendar quarter, certified by the chief financial officer or other appropriate official of Colonial Downs; and (iii) within Ninety (90) days of the end of each calendar year, an audited report of the SWF Operations, certified by the independent certified public accountant for Colonial Downs. Any other reports or information provided the VHHA by Colonial Downs from time to time respecting the SWF Operations shall, if requested by the VHHA, be certified by the chief financial officer or other appropriate official of Colonial Downs.

                  7. Setting of Standardbred Partner Account Contribution in Renewal Years. On or before March 15 of each renewal year, Colonial Downs will provide to the VHHA its budgeted income statement for the current calendar year. Such budget will include the anticipated SWF standardbred percentage to be applied by Colonial Downs to the SWF Standardbred Handle necessary to achieve the budgeted net after-tax income for Colonial Downs for such year, as well as any proposed adjustments in Schedule A, taking into account all relevant factors, including the estimated total amount of the Standardbred Legislated Percentage for the next race meet. Colonial Downs shall propose any change in the percentage of the SWF Standardbred Handle and/or guaranteed contribution which it believes is appropriate. The VHHA will review Colonial Downs' proposal to determine if funds sufficient to guarantee a quality live race meet at the Racetrack will be available. If the amount proposed by Colonial Downs for its contribution to the Standardbred Partner Account is deemed inadequate by the VHHA, the VHHA may propose such adjustments as it deems appropriate. In such event, Colonial Downs and the VHHA shall negotiate in good faith any adjustment to the Standardbred Partner Account contribution, observing the following principles:


                           (a) The financial arrangements between the parties
for any prior period are not precedential and the current financial results of Colonial Downs shall be the basis for the financial arrangements between the parties on a year-to-year basis.

                           (b) The VHHA must be assured of the ability to offer
competitive purses for racing at the Racetrack which will attract quality standardbred racing and permit race meets of at least Fifty (50) days of racing per year.

                           (c) Colonial Downs must realize a net after-tax
return consistent with Schedule A hereto.

If the parties are unable to reach agreement with respect to the contribution to the Standardbred Partner Account within Sixty (60) days after the VHHA's receipt of Colonial Downs' proposal, then the existing provisions of this Agreement shall continue in effect, but either party may thereafter terminate this Agreement with Thirty (30) days' written notice to the other party.

                  8. Out-Of-State Simulcasting. During the term of this Agreement, the VHHA for and on behalf of its members, and as authorized representative of its members for interstate simulcasting purposes, consents and authorizes Colonial Downs to negotiate and contract with simulcast facilities, including off-track wagering facilities, located outside Virginia, for the conduct of off-track wagering at the Racetrack and the SWFs. The foregoing consent and authorization shall constitute all consents required from the VHHA for simulcast wagering under the Interstate Horse Racing Act of 1978, Public Law 95-515, and all simulcast wagering shall conform to the Interstate Horse Racing Act of 1978, Public Law 95-515. This paragraph does not apply to simulcast of racing at the Racetrack which is covered in the Live Racing Agreement between the parties.

                  9.       Representations and Warranties.

                           (a) VHHA. In addition to the representations and
warranties contained elsewhere in this Agreement, VHHA warrants, represents to, and covenants with Colonial Downs that:

                                    (i) This Agreement has been approved by the
                           Board of the VHHA in the Commonwealth of Virginia as authorized by the Bylaws of the VHHA.

                                    (ii) This Agreement is valid and enforceable
                           according to its terms.

                                    (iii) During the term of this Agreement, the
                           VHHA warrants and agrees that its officers and directors will take all reasonable action within their powers to ensure that all VHHA Members in the Commonwealth of Virginia, their employees and other related personnel comply with the terms of this Agreement and to prevent, temporary or permanent cessation or suspension of live racing at the Racetrack and wagering on any simulcast race at any SWF in Virginia owned and operated by Colonial Downs. The parties acknowledge and agree that the foregoing shall not apply to any termination of this Agreement arising from the VHHA's refusal to enter into the Live Racing Agreement as provided in Section 2 hereof, after good faith efforts by each party to reach such agreement.

                                     (iv) During the term of this Agreement, the
                           VHHA and Colonial Downs shall seek a share of the SWF Standardbred Handle only through good faith negotiation between the parties and shall not engage in or support, directly or indirectly, any action to influence the Virginia Racing Commission or the Governor of Virginia or the Virginia Legislature to establish by rule, regulation, commission order, executive order, statute, amendment of statute, or otherwise, a contribution to the VHHA of a percentage of the SWF Standardbred Handle.

                           (v) This Agreement will be made available for review by VHHA Members, and all other licensed owners, trainers, employees, and personnel, at the VHHA office.

                  (b) Colonial Downs. Colonial Downs warrants, represents to and covenants with the VHHA that:

                           (i) This Agreement has been approved by the General
                  Partners of Colonial Downs.

                           (ii) This Agreement is valid and enforceable
                  according to its terms.

                           (iii) During the term of this Agreement, Colonial
                  Downs warrants and agrees that its partners and officers will take all reasonable action within their powers to ensure that Colonial Downs and its partners, officers, employees and other related personnel comply with the terms of this Agreement and to prevent, temporary or permanent cessation or suspension of live racing at the Racetrack and wagering on any simulcast race at any SWF in Virginia owned and operated by Colonial Downs.

                  10. Governmental Approval. Nothing contained in this Agreement shall be construed as requiring either party to perform any term or terms when such performance is contrary to law or requires prior governmental approval; provided, however, both parties shall use their best efforts to obtain governmental approval if such is required.

                  11. Right to Terminate. Either party may terminate this Agreement upon the other party's failure to substantially perform as required under this Agreement and such failure continues for thirty (30) days following the date when a notice of default detailing the perceived failure to perform is received by a party pursuant to paragraph 15. Such termination shall not constitute an election of remedy nor shall it constitute a waiver of a party's other remedies in law or equity.

                  12. Indemnification. Each party agrees that it shall indemnify and save harmless the other party, its respective Board of Directors or General Partners, and its respective agents, representatives, employees, officers and directors, their successors and assigns, and all persons acting by, through, under or in concert with any of them, from and against any and all demands, liabilities, losses, costs, damages or expenses of whatever nature or kind, including fees of attorneys and all other expenses, arising out of or in any way related to or occasioned by any theft, embezzlement, loss or misuse of funds deposited by Colonial Downs in the Standardbred Partner Account or paid by Colonial Downs to the Standardbred Horsemen's Purse Account or to the VHHA, arising from the willful or negligent act or omission of such party, or its employees or authorized agents.

                  13. Further Assurances. The VHHA and Colonial Downs shall execute such assignments, instruments, and documents and shall give such further assurances, as may be necessary to accomplish the purpose and intent of this Agreement.

                  14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  15. Notices. All notices, requests, demands or other communications as may be required by this Agreement shall be in writing and, if mailed, shall be by certified mail, return receipt requested, and shall be deemed to have been given when received by personal delivery or otherwise. For all purposes of this Agreement, the following are the addresses of the parties:

                  Colonial Downs:   Jeffrey P. Jacobs, President
                                    CD Entertainment, Ltd.
                                    General Partner, Colonial Downs, L.P.
                                    425 Lakeside Avenue
                                    Cleveland, Ohio 44113

                                    Arnold W. Stansley, President
                                    Stansley Management Corp.,
                                    General Partner, Colonial Downs, L.P,
                                    P.O. Box 456
                                    3610 N. Courthouse Road
                                    Providence Forge, Virginia 23124

                Copy to:            James L. Weinberg, Esq.
                                    Hirschler, Fleischer, Weinberg, Cox & Allen
                                    The Federal Reserve Bank Building

                                    701 East Byrd Street
                                    P. O. Box 500
                                    Richmond, Virginia 23219

                VHHA: R. C. Dunnavant, Jr., D.V.M., President Virginia Harness Horse Association Route 40, Box 418
                                    Kenbridge, Virginia 23944

                Copy to:            Gregg A. Scoggins, Esq.
                                    McGuire, Woods, Battle & Boothe, L.L.P.
                                    One James Center
                                    901 East Cary Street
                                    Richmond, Virginia 23219-4030

                  16. Waivers. No waiver of any breach of this Agreement or any terms hereof shall be effective unless such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or any subsequent breach.

                  17. Applicable Law. This Agreement is being executed and delivered in the Commonwealth of Virginia and shall be construed and enforced without regard to its conflict of laws provisions.

                  18. Severability. If any provision of this Agreement is declared invalid by any tribunal, or becomes invalid or inoperative by operation of law, the remaining provisions of this Agreement shall not be effected thereby and shall remain in full force and effect.

                  19. Entire Agreement, Modification. This is the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. No modification, variation or amendment of this Agreement or of any exhibit attached hereto shall be effective unless such modification, variation or amendment is in writing and has been signed by the parties hereto.

                  20. Effective Date, Contingencies. This Agreement shall become effective upon the last to occur of the following events:

                           (a) Approval of this Agreement by the Board of
Directors of the VHHA;

                           (b) Written certification by Colonial Downs to the
VHHA that Colonial Downs has secured satisfactory financing to enable it to complete construction of the Racetrack and up to Four (4) additional SWFs and that Jeffrey P. Jacobs will remain involved as a principal of Colonial Downs.

If the last of said events has not occurred by December 15, 1996, each party shall thereafter have the termination rights provided in paragraph 11.

                  21. Contribution to Shenandoah Valley County Fair. Colonial Downs agrees to make the following contribution in each of the years 1997 and 1998:

                  To the VHHA, to be used to support purses at harness races held at the Shenandoah Valley County Fair in Woodstock, Virginia, Ten Thousand Dollars ($10,000).

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the 23rd day of October, 1996.

 VIRGINIA HARNESS HORSE                     COLONIAL DOWNS, L. P.
 ASSOCIATION

 By:  /s/  R. C. Dunnavant, Jr.             By:  /s/ Arnold W. Stansley
      -------------------------                  -----------------------
                                                 Arnold W. Stansley, President
 Title:                                          Stansley Management Corp., a
       ------------------------                  General Partner, and

                                            By:  /s/ Jeffrey P. Jacobs
                                                 -----------------------
                                                 Jeffrey P. Jacobs, President
                                                 CD Entertainment, Ltd., a
                                                 General Partner

                                   SCHEDULE A

 I.      DEFINITIONS

         Applicable Owners Budgeted After-Tax Net Income:

                  Sec. 4(b)(ii)--$1,000,000
                  Sec. 4(c)(ii)--$3,000,000

         Owners Actual After-Tax Net Income:

         The amount calculated under Section II(A) below.

         Variable Income Threshold:

         The amount reflected on Exhibit 1 attached hereto. To the extent that actual average handle differs from the projected handle levels in
         Exhibit 1, Colonial Downs shall use the same methodology reflected in
         Exhibit 1 to calculate the Variable Income Threshold based on actual handle. If fees payable to the Virginia-Maryland Racing Circuit, Inc. pursuant to the Management and Consulting Agreement, dated as of April 22, 1996 (the "Management and Consulting Agreement"), among Colonial Downs, Stansley Management Corp., Stansley Racing Corp. and Maryland-Virginia Racing Circuit, Inc. are reduced, the Variable Income Threshold shall be adjusted in a manner consistent with adjustments made under Colonial Downs' arrangements with the Virginia Horsemen's Benevolent and Protective Association, Inc.

II.      CALCULATIONS

         A.       Owners Actual After-Tax Net Income

                  1. The amount that Colonial Downs would report, under generally accepted accounting principles, had the entire sum of the SWF Handle for Standardbred races times 5% plus the Legislated Percentage plus a comparable calculation for Thoroughbred races been treated as an expense in determining net income. This amount is subject to possible adjustments discussed in Section III, below.

                  2. The tax rate to be utilized in calculating both the Applicable Owners Budgeted After-Tax Net Income and the Owners Actual After-Tax Net Income assumes that Colonial Downs is taxed as a corporation.

                           If Colonial Downs is not subject to taxation as a corporation, a tax effect will be calculated as if it were a corporation. The tax rate utilized will include all taxes based on income, including federal, state and local taxes.

         B.       Sharing

                  1. It is agreed that the amount necessary, if any, to increase the Owners Actual After-Tax Net Income up to the Applicable Owners Budgeted After-Tax Net Income will be shared by the Standardbred and the Thoroughbred funds.

                  2. The sharing relationship will be a percentage calculated as follows:

                           a.       Standardbred Share

                                   (i)   The sum of all handles wagered on all
                                         Standardbred races at all SWFs divided
                                         by the sum of all handles wagered on
                                         all Standardbred and Thoroughbred races
                                         at all SWFs.

                           b.       Thoroughbred Share

                                    (i)  The sum of all handles wagered on all
                                         Thoroughbred races at all SWFs divided
                                         by the sum of all handles wagered on
                                         all Thoroughbred and Standardbred races
                                         at all SWFs.

                           c. It is agreed that the sum of the percentages in Section II(B)(2)(a)(i) and Section II(B)(2)(b)(i) equals 100%.

                  3. A separate accounting will be maintained by breed, of all revenues and expenses pertaining to the live meet for that breed. For any revenues and expenses not clearly allocable to either breed, a reasonable allocation will be made. The resulting income or loss, by breed, will be directly allocated to that breed in determining funding responsibility under
                           Section II(B)(4) following.

                  4. Once each group has contributed its share towards the Applicable Owners Budgeted After-Tax Net Income, any remaining amount will be shared equally with Colonial Downs as per Sec. 4(b)(ii) and 4(c)(ii).


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III.     AGREED-UPON OPERATING PARAMETERS

         A. As an incentive to maximize financial results for the Standardbred and the Thoroughbred constituencies, Colonial Downs agrees to certain limitations on expenses in the calculation of the Owners Actual After-Tax Net Income.

         B. Some costs and expenses are not controllable and will not be subject to these limitations. These include:

                  1.       Legislated Amounts

                           a.       State and local taxes based on the handle
                           b.       Sales taxes
                           c.       Admissions taxes
                           d.       Real and personal property taxes
                           e.       Breeders Fund contributions

                  2. Contractual Amounts--Contracts in effect at the date of the signing of this Agreement, including the Concession Agreement, will remain not subject to these limitations, unless they are significantly modified. These also include:

                           a.       Host fees
                           b.       SWF real estate rent
                           c.       Interest on debt

                           Fees attributable to the Management and Consulting Agreement shall not be included as an expense in the calculation of the Owners Actual After-Tax Net Income.

                  3. New contracts, or existing contracts that are significantly modified, will be subject to consultation and advice from the VHHA. Any related party contracts require the matching of the best terms of three independent quotes.

                  4. Other -- To be reported in accordance with generally accepted accounting principles, utilizing the straight line method:

                           a.       Depreciation
                           b.       Amortization


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         C.       Controllable costs and expenses will be subject to maximum limitations. Each SWF will be subject to the following percentage limitations on subject costs and expenses based on its annualized total revenues as follows:

                                                                    Maximum
                    Annualized                                     Allowable
                   Total Revenue                                  Percentage
                   -------------                                  ----------

                        From:                      To:
                        -----                      ---

                    $ 3,465,000                $ 4,621,000           41.98%
                      4,621,000                  5,776,000           35.64%
                      5,776,000                  6,931,000           31.84%
                      6,931,000                  8,086,000           29.30%
                      8,086,000                  9,318,000           27.49%
                      9,318,000                 10,483,000           26.22%
                     10,483,000                 11,648,000           26.21%
                     11,648,000                 12,813,000           24.38%
                                       Over     12,813,000           23.69%

In determining the maximum allowable percentage applicable to each SWF for the initial year, total revenue will be divided by the actual number of days that the SWF was open prior to December 31, 1997 and multiplied by 365 to determine the appropriate Annualized Total Revenue.

In determining the maximum allowable percentage applicable to each SWF for the second year, total revenue will be divided by the actual number of days that the SWF was open during 1998 and multiplied by 365 to determine the appropriate Annualized Total Revenue.

The applicable maximum allowable percentage will be multiplied by each SWF's actual total revenue to determine the maximum allowable costs and expenses for that facility for each year. That result will be compared to the actual sum of all includible expenses to determine the variances, both positive and negative. The variances for all of the SWFs will be accumulated to determine the net variance, either positive or negative.

         D.       Race Track Operations

                  As no operating history exists to determine an appropriate Maximum Allowable Percentage for the race track operation, it is agreed that no adjustment, either positive or negative, will be made for the initial year. The


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                  actual operating results for the first year will determine the appropriate percentage to be utilized for the second year, subject to possible agreed-upon adjustments due to changes in circumstances, such as the number of days of live racing.

         E.       Corporate Overhead

                  As the initial period will contain 22.5 months of operations and will involve a phase-in of certain expenses, the parties agree to review, discuss and reach an agreement as to the appropriate amount.

                  It is agreed that the corporate overhead amount for purposes of calculating a limitation is the greater of 2.5% of the total revenue or $1,356,182 for the second year.

         F.       Calculation of Total Variance

                  For each of the two years, the variances, both positive and negative, from the individual calculations in C, D and E above, will be combined. If the net variance reflects a savings when compared to allowable costs and expenses, no adjustment is required. Both the Standardbred Partner Account and Colonial Downs will have already benefited by the cost savings under the 50/50 sharing relationship described in II(B)(4), above. If the net variances reflect excess costs and expenses, that variance will be multiplied by 50% for the first period calculation. Subsequent to the completion of the first period, the parties will agree on a formula for adjustment based on the first period results that will be utilized in year 2. This amount will then be applied as a reduction of expenses in determining the Owners Actual After Net Income, in Section II(A)(1) above.

         G.       Review of Calculations

                  Colonial Downs will perform the above-outlined calculations and prepare a report that will be submitted to VHHA for their review, questions and comments. If VHHA elects to engage advisors as part of this process, they may do so at their own cost. Colonial Downs will be cooperative in providing information and responding to questions or comments. If Colonial Downs and the VHHA are unable to reach agreement as to the calculations, the parties will select an independent firm to arbitrate the issues. The cost of the arbitrator will be shared equally by both organizations.

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                                   SCHEDULE 1

                      Variable Income Threshold Calculation

                            [Attach Bob Hughes Chart]